UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 19, 2012

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(c)  On September 19, 2012, our Board of Directors named Jeffrey A. Miller to the position of Executive Vice President and Chief Operating Officer of Halliburton.  Mr. Miller, age 48, most recently served as Senior Vice President Global Business Development and Marketing beginning in January 2011.  Mr. Miller served as Senior Vice President, Gulf of Mexico Region from January 2010 to January 2011, and as Vice President of Baroid, from May 2006 to January 2010.

There are no family relationships existing between Mr. Miller and any executive officer or director.  There have been no transactions in the past, and none currently proposed, regarding Mr. Miller and Halliburton that are required to be disclosed by Item 404(a) of Regulation S-K.

Mr. Miller and Halliburton have entered into an Executive Agreement that provides for an award of 50,000 restricted shares of Halliburton common stock, which will vest 100% after five years of continuous service, an annual base salary of $425,000, and participation in the Annual Performance Pay Plan, Performance Unit Program, and the Stock and Incentive Plan, as well as other employee benefit plans and programs on the same basis generally as other executive employees.

In addition, the Executive Agreement provides that if Mr. Miller’s employment is terminated for Good Reason as defined therein or for any reason other than death, early or normal retirement, permanent disability, voluntary termination of employment for other than Good Reason, or for cause, he will receive, as consideration for a two-year non-competition and non-solicitation agreement, (1) a single lump sum payment equal to two year’s base salary and (2) a single lump sum payment equal to the value of his unvested shares of Halliburton common stock based on the closing price on the New York Stock Exchange on the date of his termination of employment or the last business day immediately preceding the date of termination of employment.

Mr. Miller’s Executive Agreement is attached to this report as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.1              Jeffrey A. Miller Executive Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: September 21, 2012	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.1	Jeffrey A. Miller Executive Agreememt